Exhibit 24
             CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-18405), the Registration Statement on Form S-8 (No. 33-51021) and Prospectuses constituting part of the Registration Statement on Form S-3 (No. 33-35137) of Premark International, Inc. of our report dated February 11, 1994 appearing on page 41 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 21 of this Form 10-K.




PRICE WATERHOUSE

/s/ Price Waterhouse

Chicago, Illinois
March 14, 1994